SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Green Mountain Coffee Roasters, Inc.

January 25, 2011

Dear Shareholder:

Your 2011 Annual Meeting of Shareholders will be held on Thursday, March 10, 2011, at 10:00 a.m. at the Hilton Burlington, 60 Battery Street, Burlington, Vermont 05401, and I hope you will join us.

At the meeting, we will be asking you:

1.	To elect three Class III directors for a three year term to expire in 2014;

2.	To consider an advisory vote on executive compensation as disclosed in these materials;

3.	To consider an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;

4.	To consider the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accountants for our 2011 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As explained more fully in the proxy statement included with this Notice, you can vote using the Internet, by telephone, by mail, or in person, in each case by following the instructions in this proxy statement.

We urge you to vote your shares at your earliest convenience.

Thank you very much for your interest in our Company.

Sincerely,

Lawrence J. Blanford

President and Chief Executive Officer

Green Mountain Coffee Roasters, Inc.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held on

Thursday, March 10, 2011

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Burlington, 60 Battery Street, Burlington, Vermont 05401 (directions enclosed) on Thursday, March 10, 2011, at 10:00 a.m. Eastern Time, to vote on the following proposals:

1.	To elect Lawrence J. Blanford, Michael J. Mardy, and David E. Moran as Class III directors to serve a three-year term until the Company’s Annual Meeting in 2014;

2.	To consider an advisory vote on executive compensation as disclosed in these materials;

3.	To consider an advisory vote on whether an advisory vote on executive compensation should be every one, two or three years;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on Wednesday, January 12, 2011 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those Shareholders will be open to examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 33 Coffee Lane, Waterbury, Vermont, for a period of ten days prior to the Annual Meeting.

We are again taking advantage of the Securities and Exchange Commission rules that allow issuers like us to furnish proxy materials to you via the Internet. We believe this will allow us to provide you with the information you need, in a manner that is convenient and familiar to you, while lowering our costs of delivery of these materials and reducing the environmental impact of our Annual Meeting. You can simplify your voting and save the Company expense by voting by telephone or by Internet.

All Shareholders are cordially invited to attend the Annual Meeting. But, whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Howard Malovany
Vice President, Corporate General Counsel and Secretary Green Mountain Coffee Roasters, Inc.

Waterbury, Vermont

January 25, 2011

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Proxy Statement—Table of Contents

i

ABOUT THE ANNUAL MEETING

Green Mountain Coffee Roasters, Inc. (the “Company”) is required by Delaware law (the state in which your Company is incorporated) to hold an annual meeting of shareholders for the express purpose of allowing our shareholders to exercise their franchise on those matters reserved to them under Delaware law or the Company’s Certificate of Incorporation or Bylaws. The State of Delaware, the NASDAQ Global Select Market (“NASDAQ”) (the securities exchange on which the shares of your Company are listed and traded), and the Securities and Exchange Commission (the “SEC”) (one of the many government agencies that have jurisdiction over your Company) have rules that govern how we must conduct the Annual Meeting and what rights you may or may not have therein, especially related to how we solicit your votes for the Annual Meeting, the form of proxy that we may use, and the information that we must provide to you, among other things. Below you will find a summary of matters that specifically relate to our upcoming Annual Meeting and that we are required to disclose to you. We hope that you find this summary useful in your understanding of the Annual Meeting process, our business, your Directors and the other matters that are pertinent to all of the above.

Date of Annual Meeting (the “Annual Meeting” or the “Meeting”)	March 10, 2011

Time of Annual Meeting	10:00 a.m. Eastern Time

Place of Annual Meeting	Hilton Burlington 60 Battery Street Burlington, Vermont 05401

Record Date for Annual Meeting (the “Record Date”)	January 12, 2011

Attending the Annual Meeting

All shareholders of record are welcome at our Annual Meeting. If you are intending to attend, please have proper identification. If your shares are held in street name, please have your most current broker statement with you.

If you are not a shareholder but wish to attend our meeting, please contact our Investor Relations representative at 802.882.2899 to let us know your desire.

Mailing Date for Notice of Internet Availability of Proxy Materials	On or about January 25, 2011

Purpose of Annual Meeting

1.      Elect three Directors: Lawrence J. Blanford, Michael J. Mardy and Dave E. Moran, each for a three-year term expiring at the Annual Meeting in 2014;

2.      Consider an advisory vote on executive compensation as set forth in this proxy statement;

3.      Consider an advisory vote on the frequency of the advisory vote on executive compensation; and

4.      Consider the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for our 2011 fiscal year.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	141,595,229

Voting of Shares	Each Shareholder is entitled to one vote for each share of common stock held as of the Record Date.

Availability of Proxy Materials	We are furnishing proxy materials to you on the Internet. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” The Notice of Internet Availability will also instruct you as to how you may vote your proxy.

Principal Company Office	33 Coffee Lane, Waterbury, Vermont 05676

Company Telephone Number	802-244-5621

VOTING YOUR SHARES
Who is soliciting your proxy?	Your Board of Directors (the “Board”).

Who can vote?	Shareholders of record or beneficial owners at the close of business on the Record Date, Wednesday, January 12, 2011, are entitled to notice of and to vote at the Annual Meeting.

Who is a “shareholder of record”?	You are a shareholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Continental Stock Transfer & Trust Company (“Transfer Agent”) as of the Record Date.

Who is a “beneficial owner”?

You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock, and who is often the holder of record. This is often called ownership in “street name” because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. We believe that only Proposal IV—Ratification of Accountants will be considered a routine matter for this meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?	A quorum for the purposes of the Annual Meeting is the presence in person or by proxy (which includes voting over the telephone or the Internet) of a majority of the total number of outstanding shares as of the Record Date entitled to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	Because we have elected, under rules adopted by the SEC, to provide you access to the proxy materials over the Internet instead of mailing hard copies. Accordingly, we are required to send the Notice to our Shareholders of record and beneficial owners. The Notice instructs you as to how (i) you may access and review all of the proxy materials on the Internet, (ii) you may submit your proxy, and (iii) to receive paper copies of the proxy materials if you wish.

What happens if I don’t give specific voting instructions?	If you are a shareholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined later in this proxy statement) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

What is the “Proxy Committee”?	The Proxy Committee was appointed by the Board at its December 2010 meeting and is comprised of Michael J. Mardy, Lawrence J. Blanford, Howard Malovany and Frances Rathke. This Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?

By Internet. You can vote over the Internet at www.continentalstock.com by following the instructions on the Notice or proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-866-894-0537 from any touch tone telephone. You must have your proxy card available when you call.

By Mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Green Mountain Coffee Roasters, Inc., c/o Howard Malovany, Secretary, 33 Coffee Lane, Waterbury, VT 05676. Please allow sufficient time for mailing if you decide to vote by mail.

At the Annual Meeting. If you attend the Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 7:00 p.m. (EDT) on Wednesday, March 9, 2011.

How can I change my vote?	You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy or by voting by ballot at the meeting. Attending the meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Meeting.

Are there other matters to be voted on at the meeting?	The Board is not aware of any matters not set forth in this proxy statement that may come before the Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?	The Company will bear the entire cost of soliciting the proxies which is approximately $10,000. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation. The Company does not presently intend to retain professional proxy solicitation assistance.

What is the required vote for each Proposal?

Proposal I—Election of Directors.	Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Shareholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the Proxy Committee may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

Proposal II—Advisory Vote on Executive Compensation.	While on the ballot, this is only an advisory vote. This means that your Board of Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, your Board of Directors is very keen on understanding the view of our shareholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the votes that shareholders cast “for” must exceed the number of votes that shareholders cast “against” to approve.

Proposal III—Advisory Vote on the frequency of the advisory vote on executive compensation.	While on the ballot, this is only an advisory vote. This means that your Board of Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, your Board of Directors is very keen on understanding the view of our shareholders on the frequency of the advisory vote on executive compensation, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the alternative receiving the greatest number of votes—every year, every two years or every three years—will be the frequency that shareholders approve.
Proposal IV—Ratification of Accountants.	To ratify Proposal IV, shareholders holding a majority of the common stock present or represented by proxy at the meeting and voting on the matter must vote FOR this proposal.

YOUR BOARD OF DIRECTORS

The Company’s Certificate of Incorporation fixes the size of the Board of Directors at one or as otherwise provided by the Company’s Bylaws, which provide for the Company’s Board to set its size. Today, your Board of Directors is comprised of nine individuals. We believe that nine is, for the size and scope of our business and operations, an optimal number, as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. The Governance and Nominating Committee annually evaluates the size of your Board to ensure that it has the right number of people and the appropriate skill sets to properly oversee your Company’s operations. At its December 2010 meeting, the Governance and Nominating Committee recommended to the full Board of Directors, and the Directors confirmed, that the size of the Board should remain at nine.

Your Company’s Board is currently divided into three classes, each class with three Directors. Your Company believes that the classified Board is the most effective way to be organized for your Board because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, three Directors are elected for a three year term, while the other six Directors do not have to stand for election as their term is not then expiring.

In fiscal 2010, your Board met 14 times for both regular and special meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he or she was a member. At the Board’s meeting in September 2010, the Board determined that all of our Directors, except Messrs. Blanford and Stiller, are independent as required by the NASDAQ Listing Rules (the “NASDAQ Rules”). During fiscal 2010, the independent directors met 4 times in executive session in which no other directors were present.

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meeting but each is encouraged to do so. Nevertheless, each Board member recognizes her or his responsibility to our shareholders and historically has attended the Annual Meeting. All members of the then-current Board attended the 2010 Annual Meeting.

The Company does not have a formal process for shareholders to communicate with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders may communicate with any of our Directors by sending a letter to the Director, c/o Secretary, Green Mountain Coffee Roasters, Inc. 33 Coffee Lane, Waterbury, Vermont 05676. All such letters will be promptly forwarded to the respective Director.

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the oversight of the Company’s direction and operations. The Board represents the Company’s shareholders and its primary purpose is to build long-term shareholder value. The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.

We separate the roles of the Chief Executive Officer and the Chairman in recognition of the inherent differences between the two roles. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the business and the affairs of the Company, and ensures that all directions of the Board are carried into effect. On the other hand, the Chairman is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to our Chief Executive Officer and other Company officers regarding our business and operations. By separating these roles, we believe we allow each to focus their time and energy where they are best used. Moreover, as the Company’s founder and former Chief Executive Officer, our Chairman is uniquely qualified to provide insight, advice, guidance and counsel to our Chief Executive Officer about the Company’s operations and strategy. Consequently, today we believe that separating the Chairman role from the Chief Executive Officer role is the most effective leadership structure for our Company.

In addition to separate Chairman and Chief Executive Officer positions, we have also elected to have a Lead Director. In recognition that our Chairman is not independent under the NASDAQ Rules, and that Mr. Davis, having been a Director of our Company since its founding, has a wealth of knowledge about our Company, has a strong relationship with our Chairman and is otherwise himself a skilled senior executive, we believe that the position of Lead Director is also a valuable tool in our Board’s leadership structure. As determined by your Board, the Lead Director’s responsibilities include:

•	Chair all meetings of the independent and non-management Directors.

•	Serve as liaison between the Board Chairman and the independent Directors and the Chief Executive Officer and all of the Directors.

•	Consult with the Board Chairman and the Chief Executive Officer on matters to be presented at Board and Committee meetings.

•	Call meetings of the Board, as appropriate or necessary.

•	Chair any meeting of the Board when the Chairman is not present or able to preside.

The Chief Executive Officer, who is also a member of the Board of Directors, as well as the Company’s senior executive officers, are selected by the Board, based upon, in the case of the senior executive officers, the recommendation of the Chief Executive Officer and the Compensation and Organizational Development Committee.

COMMITTEES OF THE BOARD

Your Board of Directors has a complex set of duties and responsibilities, both practically and as provided under Delaware law, the various state and federal laws with jurisdiction over the Company’s operations, the Company’s Certificate of Incorporation and the Company’s Bylaws. However, to govern the modern corporation, there are a myriad of activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. To do this, Delaware law gives your Board the authority to establish “committees” of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over your Company mandate certain committees, and, other various applicable laws give your Board the latitude to satisfy some of its duties and responsibilities through these committees.

To this end, your Company has established four committees: Audit and Finance; Compensation and Organizational Development; Governance and Nominating; and Corporate Social Responsibility (formerly the Social and Environmental Responsibility Committee). The principal duties and responsibilities of each committee is set forth below. Under applicable rules and regulations, and as determined by your Board, all of the members of the Audit and Finance, Compensation and Organizational Development, and Governance and Nominating committees are “independent” directors as “independence” is defined by the NASDAQ Rules.

The membership of the Committees and number of meetings held in fiscal 2010, are set forth below:

	Audit and Finance	Compensation and Organizational Development	Governance and Nominating	Corporate Social Responsibility
Barbara D. Carlini	X			X

Douglas N. Daft		CHAIR	X

William D. Davis	X (1)	X	CHAIR

Jules del Vecchio	X		X

Michael J. Mardy	CHAIR (1)	X

Hinda Miller		X	X	CHAIR

David E. Moran		X		X

Robert P. Stiller				X

Number of Meetings in Fiscal 2010	10	6	4	5

(1)	Messrs. Davis and Mardy are both “audit committee financial experts.”

COMMITTEE DESCRIPTIONS

As noted above, each of the Company’s committees do have a specialized set of duties and responsibilities as given to them by your Board or under applicable law or regulation. Below you will find a summary of those duties and responsibilities for each Committee.

Audit and Finance Committee (the “Audit Committee”)

The principal duties and responsibilities of the Audit Committee are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	Appoint, evaluate and replace any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Auditors”);

•	Review and appraise the audit efforts and independence of the Auditors;

•	Review and appraise the efforts and effectiveness of the Company’s internal auditing efforts;

•	Provide an avenue of communication among the Auditors, financial and senior management, the internal auditing function and the Board;

•	Provide oversight of the Company’s capital structure and finance needs;

•	Provide oversight of the Company’s enterprise risk management process; and

•	Do such other things as the Board may direct from time-to-time.

Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed under the heading “Independent Registered Public Accounting Firm” and “Audit Committee Report” elsewhere in this proxy statement.

The Audit and Finance Committee Report below shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

AUDIT AND FINANCE COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal 2010.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for fiscal 2010. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with PwC the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the Company’s fiscal 2010. The Audit Committee has received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that PwC may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors’ independence and has discussed this with PwC.

Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee in its Charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2010 be included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2010 for filing with the Securities and Exchange Commission. Such report was filed with the Securities and Exchange Commission on December 9, 2010.

The Audit Committee has appointed PwC as the independent registered accounting firm of the Company for fiscal 2011 and intends to submit such recommendation to the Company’s shareholders for ratification (but not for approval) at the Company’s 2011 Annual Meeting of Shareholders.

Submitted by the Fiscal 2010 Audit and Finance Committee

Michael J. Mardy, Chairma

Barbara D. Carlini

Jules A. delVecchio

William D. Davis

Compensation and Organizational Development Committee (the “Compensation Committee”)

The principal duties and responsibilities of the Compensation Committee are to:

•	Review and approve the structure and philosophy of compensation of the Chief Executive Officer and other executive officers of the Company;

•

Approve and adopt compensation-related performance goals under the Company’s incentive plans for the Chief Executive Officer and other executive officers and determine the achievement levels of such goals;

•

Approve and make final determinations with respect to the compensation, including grants or awards of stock options, bonuses, and other incentives, payable to the Chief Executive Officer and other executive officers of the Company;

•

Review and approve the adoption of new executive incentive compensation plans and equity-based plans, and administer the Company’s existing welfare, benefit and incentive compensation and equity-based plans;

•	Review organizational development initiatives, human resources programs, and related plans; and

•	Do such other things as the Board may direct from time-to-time.

Governance and Nominating Committee (the “Governance Committee”)

The principal duties and responsibilities of the Governance Committee are to:

•	Review and recommend qualified candidates to the Board for nomination for election to the Board;

•	Assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business, non-business, and professional experience;

•	Review, evaluate and report to the Board on the corporate governance principles applicable to the Company; and

•	Do such other things as the Board may direct from time to time.

The Governance Committee will consider director candidates recommended by shareholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676. Any recommendation submitted by a shareholder to the Governance Committee must comply with the notice procedures set forth under Article II, Section 7 of the Company’s By-laws. If the Governance Committee were to receive a recommendation for a director candidate from a shareholder, however, the Governance Committee expects that it would evaluate such candidate using the criteria described below for evaluating director candidates brought to its attention through other channels.

In evaluating director nominees, the Governance Committee considers whether the nominee has:

•	The highest level of honesty and personal and professional ethics, integrity and values;

•	Significant financial expertise;

•	A proven record of operational success, both in the United States and abroad;

•	Demonstrated success in one or more of the following functions: manufacturing, marketing, sales, finance or distribution of consumer branded goods, domestically or globally;

•	A commitment to corporate environmental and social responsibility principles;

•	A sincere and high level belief in the power and importance of people;

•	A familiarity and comfort with technology and diversity in their broadest sense;

•	The ability to balance financial results with concern for people;

•	A long-term and strategic perspective;

•	A proven record of consistently exercising sound and objective business judgment;

•	A willingness to advance constructive and meaningful debate;

•	The time to devote to becoming an important contributor to Board activities and to know the Company’s business and its industry;

•	A perspective that evidences innovation, courage, urgency, creativity, strategic thinking and a willingness to foster change;

•	Significant senior management experience with a large publicly traded company preferably as Chief Executive Officer;

•	A willingness and drive to speak and seek the truth; and

•	The ability to provide relevant coaching to senior management and other Board members in a collegial and friendly manner, fitting easily with the chemistry and culture of the Company and the Board.

There are no stated minimum criteria for director nominees, and the Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders at the time.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals.

Corporate Social Responsibility Committee (formerly the Social and Environmental Responsibility Committee) (the “CSR Committee”)

The principal duties and responsibilities of the CSR Committee are to:

•	Make recommendations to, and approve the Company’s policies, programs, partnerships, activities, and goals with respect to the Company’s social and environmental impact;

•

To help the Company both achieve its social and environmental goals as well as leverage its corporate and social responsibility programs, policies, partnerships, activities and goals in support of the differentiation of the Company and its brands in the marketplace; and

•	Do such other things as the Board may direct from time-to-time.

In addition to the Committee charters, your Board of Directors has also adopted a set of Corporate Governance Principles. These Principles were adopted in fiscal 2010 in order to memorialize the Board’s then current practices, but also to set forth the guiding principles, and best practices, by which your Board would conduct its own affairs.

All of the Committee charters and the Corporate Governance Principles are posted on the Company’s website. The Internet address for the Company’s website is http://www.GMCR.com. To locate each Committee charter:

1. From the Company’s home page, first click on “Investor Relations.”

2. Next scroll down to “Corporate Governance” listed on the left side menu and click on the charter of your choice.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

PROPOSAL I—ELECTION OF DIRECTORS

At the 2011 Annual Meeting, three individuals are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2014 Annual Meeting and until their successors are duly elected and qualified.

The three nominees for election as Class III Directors are Lawrence J. Blanford, Michael J. Mardy, and David E. Moran, each of whom is currently a Class III Director and each of whom has agreed to serve as a director if elected.

If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, in his or her discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by nominees for director.

As set forth above under the “Governance and Nominating Committee” section, that Committee annually reviews the composition of the Board and Committees to ensure there is the proper combination of skill, expertise, competence, qualification and experience on the Board and that each Committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Governance Committee also annually reviews the criteria that the Governance Committee and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each committee. To that end, the Governance Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Nevertheless, your Governance Committee believes that it has assembled and exemplary group of leaders who do have the skills, qualifications, experience and attributes necessary to guide your company to continued successes.

At a minimum, each Director should epitomize the Company’s Purpose and Values as set forth in its current Code of Ethics, as well as possess the highest ethics and integrity, and demonstrate an unwavering commitment to representing your long-term interests. Each Director should also have the individual experiences that provide practical wisdom, mature judgment and an inquisitive and objective mind.

Therefore, in evaluating the Nominees for submission to the consideration of our shareholders for the 2011 Annual Meeting, the Governance Committee evaluated each Nominee against the set of criteria set fort above and concluded that each has and will continue to make significant and valuable contributions to the governance of your Company and heartily endorses their submission. The fact that we do not list a particular experience, skill, qualification or attribute for a Director does not mean that Director does not possess a particular experience, skill, qualification or attribute.

All of our Directors have had, and many continue to have, successful careers. In accomplishing that success, each has demonstrated significant leadership skill, which includes a practical understanding of how large organizations operate including the importance of human resource management, how employee and executive compensation is set, as well as an understanding of strategy and risk management.

All of our Director nominees have lengthy direct experience in the oversight of public companies as a result of their service on your Board and those of other public companies and their involvement in the other organizations described below. This diverse and complimentary set of skills, experience and backgrounds creates a highly qualified and independent Board.

The Board defines diversity to mean diversity of backgrounds, experience, expertise, perspectives and skills, along with the more traditional aspects of age, gender, and race. We believe that as a Board we have achieved an appropriate amount of diversity for your Company’s current environment.

All of our Director nominees are seasoned leaders from across the country who bring to the Board a vast array of private company, public company, government service, non-profit, social responsibility and other business experience.

Set forth below you will find certain information for each of your Directors, including the nominees, that we believe evidence her or his qualifications to sit on your Board of Directors.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS FOR A TERM ENDING 2014

Lawrence J. Blanford has served as President, Chief Executive Officer and Director of the Company since May 2007. From May 2005 to October 2006, Mr. Blanford held the position of Chief Executive Officer at Royal Group Technologies Ltd., a Canadian building products and home improvements company. From January 2004 to May 2005, Mr. Blanford was Founder and President of Strategic Value Consulting, LLC, a consultancy. Prior to that, Mr. Blanford held various management positions with Royal Philips Electronics (North America), Maytag Corporation, Johns Manville Corporation, PPG Industries and The Procter & Gamble Company. Mr. Blanford’s qualifications to serve on your Board include his experience with leading consumer products organizations in different industries, his strategic vision for growth, his commitment to corporate social responsibility, and his ability to achieve organizational goals marshalling resources around a compelling strategic imperative for quality results.

Michael J. Mardy is, and has been since July 2003, Executive Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. Mr. Mardy is also a director of ModusLink Global Solutions, Inc. (NASDAQ: MLNK) (formerly CMGI, Inc.), a supply chain technology company and is Chairman of its Audit Committee and a member of its Capital Allocation and Nominating and Corporate Governance Committees. Mr. Mardy’s qualifications to serve on your Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute) and leadership, the experience he has gained through service on the board of another public company, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.

David E. Moran has been President of Marketing Driven Solutions, a marketing consulting firm focused on driving organic growth through innovation, brand building and portfolio strategy, since June 2005. Mr. Moran was Chief Executive Officer of Fusion5, a management consulting company, from July 1999 to June 2005. Mr. Moran’s qualifications to serve on your Board include his extensive understanding of your Company’s business (including having spent four years at Maxwell House Coffee) and operations and his wide-ranging and comprehensive expertise in brand building, marketing strategy and leadership.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AS CLASS III DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Class I Directors—Term Ending 2012

William D. Davis is the Vice Chairman of the Board of Directors of Learning Care Group, Inc., a provider of early education and care services to children primarily under the age of 12. He was President and Chief Executive Officer, and a Director from July 2002 until September 2010. Mr. Davis’s qualifications to serve on your Board include a diverse consumer products background, an extensive understanding of your Company’s business and operations and significant senior management expertise.

Jules A. del Vecchio recently retired from his position as a First Vice President of New York Life Insurance Company where he was responsible for communications and agent management and training and served in that position since 1970. Mr. del Vecchio’s qualifications to serve on your Board include his senior management and organizational experience as well as his extensive understanding of human resource engineering.

Robert P. Stiller, founder of the Company, served as its President and Chief Executive Officer since its inception in July 1981 until May 2007. Since May 2007, Mr. Stiller has served the Company as Chairman of the Board of Directors. Mr. Stiller’s qualifications to serve on your Board include his intimate knowledge of your Company, as its founder, as well as his vision and foresight in understanding the trends in the marketplaces most affecting your Company.

Class II Directors – Term Ending 2013

Barbara D. Carlini is the Senior Vice President and Chief Information Officer of Dean Holding Company, the nations largest dairy company, and has served in that position since 2009. Prior to that she served as Chief Information Officer of Motorola’s Mobile Devices Division from May 2006 to January 2008. From November 2001 until March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). Ms. Carlini’s qualifications to serve on your Board include her diverse consumer products background, her substantial expertise in information technology and systems, her passion for corporate social responsibility and overall organizational and leadership skills.

Douglas A. Daft is currently a Director at Wal-Mart Stores, Inc. (since 2005) and a member of its Compensation, Nominating and Governance Committee and at The McGraw-Hill Companies, Inc. (since 2003) and a member of its Audit and Compensation Committees. From 2000 through 2004, Mr. Daft was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Daft’s qualifications to serve on your Board include his overall business leadership experience gained through his service as Chief Executive Officer of a major international public company, as well as his brand management expertise, and his financial and corporate governance acumen, as well as the diverse and valuable finance, operational and strategic expertise he has gained from serving on the boards of other major public companies.

Hinda Miller has been a Vermont State Senator since 2003. Ms. Miller is also President of DeForest Concepts, a consulting firm specializing in entrepreneurial businesses. From 1977 to 1996, Ms. Miller was President of Champion Jogbra, Inc., an athletic apparel company. Ms. Miller’s qualifications to serve on your Board include the experience she gained in establishing and successfully operating her own company, as well as a comprehensive understanding of and a passion for corporate social responsibility and policy making.

Below you will find a tabular summary of our entire Board, their age as of September 25, 2010, the year they were each elected, and the year in which their term ends.

Class	Name	Age	Year Elected	Term Ending
Class I
	William D. Davis	61	1993	2012
	Jules A. del Vecchio	67	1993	2012
	Robert P. Stiller	67	1993	2012
Class II
	Barbara D. Carlini	51	2002	2013
	Douglas N. Daft	67	2009	2013
	Hinda Miller	60	1999	2013
Class III
	Lawrence J. Blanford	56	2007	2014	(1)
	Michael J. Mardy	62	2007	2014	(1)
	David E. Moran	57	1995	2014	(1)

(1)	If elected at 2011 Annual Meeting.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including reputation, strategic, financial, economic, political, legal, competitive, regulatory, supply chain, product quality, talent management and information technology. The identification, understanding, and management of risk are critical for the successful management of your Company. And, risk consideration is an integral component of our operational decision-making and annual planning process, as well as being imbedded into our internal control environment. Your Board recognizes that it is neither possible nor prudent to eliminate all risk. Rather, purposeful and appropriate risk-taking is essential for your Company to be competitive and to achieve its strategic business objectives.

Your Board of Directors has primary responsibility for overall risk oversight. Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plans and the plans for each of the Company’s business units, including the risks (and how to manage and mitigate them) associated with these strategic plans. The Board also has an annual review of the conclusions and recommendations generated by management’s enterprise risk management process. The Board takes an active approach to its risk oversight role. Your Board has determined that the Audit and Finance Committee is best suited for the ongoing oversight of the Company’s Enterprise Risk Management process and has delegated that specific responsibility to it.

The Company has adopted an enterprise risk management process whose goal is to identify, prioritize and manage those risks identified by the senior leaders of the organization, including the Board. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. With the assistance of the Company’s Internal Audit staff, there are annual interviews and surveys designed to identify and capture the known or anticipated risks to the enterprise. This information is then compiled, reviewed by the enterprise risk management team, and presented to the Audit and Finance Committee quarterly, and the full Board annually. In addition, the Company’s senior management develops and implements the Company’s strategic plans, and, in that process, identifies, evaluates, manages and puts plans into place to mitigate the risks inherent in those plans. Finally, the committees of the Board also identify and manage the risks that are specific to their areas of responsibility and report at least annually to the Board on them.

DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS’ COMPENSATION IN FISCAL 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Total ($)	Aggregate Awards Outstanding (3)
Barbara Carlini	—	55,500	78,048	133,548	326,180
Douglas N. Daft	—	39,775	78,048	117,823	5,843
William D. Davis	83,000	—	78,048	161,048	151,870
Jules A. del Vecchio	58,500	—	78,048	136,548	200,100
Michael J. Mardy	71,500	—	78,048	149,548	78,600
Hinda Miller	—	65,500	78,048	143,548	222,496
Dave E. Moran	50,500	—	78,048	128,548	179,850
Robert P. Stiller	102,500	—	78,048	180,548	953,529

(1)	Represents value of director fees paid as phantom stock units under the 2002 Deferred Compensation Plan.

(2)	In fiscal 2010, the Company granted ten-year non-statutory options to purchase 4,800 shares each to Messrs. Daft, Davis, del Vecchio, Mardy, Moran and Stiller, and to Ms.Carlini and Ms. Miller. All of these options are exercisable at $30.79 per share and vest ratably in four equal annual installments beginning on the first anniversary of the date of grant. The grant date fair value of these options, for each Director, as determined under FASB ASC Topic 718, was $16.26 per share.

(3)	Represents the aggregate number of stock awards and stock option grants outstanding as of September 25, 2010 for each Director.

DIRECTOR COMPENSATION FOR FISCAL 2010

Directors who are also employees of the Company do not receive compensation for serving as directors. Directors who are not employees of the Company are paid a retainer and are reimbursed for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting. The Director’s compensation package is set forth below.

Annual Retainer(s)

Director = $35,000 (effective April 1, 2010)

Lead Director = $15,000

Chairman = $50,000

Committee Chair

         Audit and Finance = $10,000

         Compensation and Org. Dev.= $7,500

         Governance and Nominating = $6,000

         Corporate Social Responsibility = $6,000

Per Meeting Fee	$2,000 per regular scheduled meetings $1,000 per special meetings

Stock Options	Each Director is granted on or about the date of the Company’s Annual Meeting of Shareholders a stock option valued at two-times the Annual Retainer, using the Company’s derived Black-Scholes value. These options have the same terms as those granted to employees.

During fiscal 2010, Mses. Carlini and Miller and Mr. Daft participated in the Company’s 2002 Deferred Compensation Plan, deferring 100% of all retainer and fees received in fiscal 2010.

Director Ownership Guidelines. In 2008 your Board established ownership guidelines for directors which suggest stock holdings valued at a minimum of three times the then annual retainer (currently $35,000). Each Director then on the Board was given five years in which to meet the guideline, and any new Director would have the same period. Currently, all Directors either satisfy the guideline or are still within the grace period.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on the compensation of the Company’s named executive officers as described in the “Compensation, Discussion and Analysis” section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but we can assure you that whatever the outcome of the vote, the Compensation Committee and your Board will review the results carefully and take the results into account in future compensation decisions.

In the past, the Company has sought shareholder approval for all appropriate plans, including the 2006 Incentive Plan, under which we grant our long-term incentives. As noted below, all of our compensation plans are designed with a single compensation philosophy—to support and provide appropriate incentive to the Company’s employees to achieve the Company’s overall objectives of becoming a leader in the coffee and coffee maker industries and of delivering both sustainable growth and above average total shareholder return. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the shareholders’ long-term interests.

Our programs have not changed in their structure over the years, although certain modifications have been made to ensure that the programs are current in their design and remain competitive in the marketplace. The foundation of annual base salary, annual cash incentive and long-term (stock options) incentives have remained the same for the last three years and have served the Company and you, our shareholders well, as total stockholder return over that three year period has been 391%.

We believe that our programs are currently structured in the best manner possible to sustain our organizational and strategic goals, as well as to support our unique culture. These structural elements include:

•	Ensuring alignment between the incentive metrics (for the short-term, those would be net sales and operating profits) and for the long-term (stock price) and shareholder value.

•

Emphasizing variable compensation in the executive compensation packages that are tied to annual and long-term Company performance so that the fixed pay portion of executive compensation is otherwise modest.

•

Maintaining the highest level of corporate governance over our executive compensation programs by reviewing them more frequently than annually and engaging a compensation consultant that does no work for the Company’s management.

•

Closely monitoring our programs against the other companies in the marketplace with whom we compete for talent and against whom we measure our success, noting in particular that this group of companies may change rapidly as your Company experiences its own rapid growth.

•

Engaging in rigorous talent reviews of our senior executives to ensure they remain committed to the Company’s short and long-term goals, developing or obtaining the skills to manage in the current economy and preparing for the inevitable succession that naturally occurs in any organization.

•	Maintaining conservative benefit programs primarily directed and offered to all employees.

•	Providing executive officers nominal perquisites or executive pension plans.

Stockholders are being asked to vote on the following resolution:

RESOLVED: That the stockholders of Green Mountain Coffee Roasters, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION OF THIS PROXY STATEMENT AS SET FORTH BELOW.

PROPOSAL III—AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Company would also like to seek your advisory input with regard to the frequency of future shareholder advisory votes on our executive compensation provided for in PROPOSAL II above. The applicable rules allow us to ask you for your input on having you give us your advisory vote on our executive compensation every three, two or one years.

A shareholder advisory vote on executive compensation is very important to your Board. We greatly appreciate the support our shareholders have provided to us in the past by approving all of the required incentive plans we have put before you. We believe these plans have served the Company, our named executive officers, and, more importantly, our shareholders well in the past. These plans have been designed to provide, and we believe have provided, a strong alignment between executive compensation and financial performance results.

As noted in the Compensation Discussion and Analysis, one of the core principles of our executive compensation is creating sustainable long-term growth. Consequently, by setting a three-year period for holding this shareholder vote, we will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy in a timeframe that matches our program’s design.

We will carefully review our executive compensation programs during the period between shareholder votes and review these programs against the marketplace to ensure ourselves that such programs are properly designed and implemented and delivering the appropriate value to our named executive officers and you, our shareholders. By then getting your feedback triennially, we will have the benefit of your views, on a longer term perspective, on the effectiveness of our programs, and we will then have a more efficient and effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three year timeframe.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING ADVISORY VOTES ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

HIGHLIGHTS OF FISCAL 2010

Pay for performance is a fundamental tenet of our compensation philosophy. It is important, however, that performance be sustainable, as that is what your Company believes will ultimately drive shareholder value. As a result, a substantial portion of our named executive officer’s overall compensation is tied to the Company’s performance, with most of that focused on the longer term. Conversely, a relatively small portion of the executive compensation package is delivered in fixed pay elements, and almost every fixed pay program provided is available to all employees rather than being targeted specifically towards executives. Your Compensation Committee believes in setting challenging annual goals so that, despite the fact that your Company’s absolute performance for fiscal 2010 was strong (which includes the financial restatement announced by the Company on November 19, 2010), your named executive officers only achieved 84% of their target opportunity for their annual cash incentive. For fiscal 2010, the performance target for net sales was $1.320B and for operating income was $159MM, and when put on the matrix used to determine the annual payout, there was an 84% achievement level. Of course, due to the fact that your Company’s stock price was 58% higher at the end of fiscal 2010 than at the start of fiscal 2010, the named executive officer’s long term incentives’ performance shared in the same increase as our shareholders over the same period.

Your Company had another strong year of financial and organizational performance. We were gratified with what appears to be increasing consumer awareness of and interest in the convenience and value of the Keurig single-serve brewing system. Today, the Keurig single serve brewer is one of the most popular coffee makers in the marketplace.

For our fiscal year 2010, our net sales increased 73% and our net income (measured using generally accepted accounting principles) increased 46% over our 2009 financial results. In addition, the price of a share of our stock increased 58% from the beginning to the end of the fiscal year. Since one of our corporate practices is to distribute at least 5% of our pre-tax income to corporate social responsible programs, each year that we increase our financial results we are able to distribute more and more to those programs.

On the organizational front, your company completed the acquisition of Timothy’s Coffee of the World, Inc. and Diedrich Coffee, Inc., adding to our portfolio of brands, extending our geographic reach and further strengthening our presence in the coffee business. We also successfully signed a share purchase agreement to acquire all of the stock of LJVH Holdings Inc. (“Van Houtte”), in a transaction what we completed on December 17, 2010. We have begun the integration of Timothy’s, Diedrich’s and Van Houtte. In addition, we added manufacturing capacity to our portfolio in Sumner, Washington, Castroville, California, and Toronto and Montreal, Canada.

On the corporate governance front, in December of 2009 we added Mr. Douglas N. Daft to our Board of Directors. Mr. Daft, former Chief Executive Officer of The Coca-Cola Company, and currently also a director of Wal-Mart Stores, Inc. and The McGraw-Hill Companies,Inc., brings a wealth of consumer packaged and public company experience to your Board. Your Company also implemented the current version of its enterprise risk management program, which is designed to identify, prioritize, evaluate and manage the risks facing your Company from a number of perspectives. In addition, in recognition of the need to better align the incentives for the named executive officers with the Company’s strategic goals, the named executive officers performance metrics for their annual cash incentive were changed so that 100% of their opportunity would be tied to the Company’s net sales and operating profit targets, eliminating individual or business unit performance objectives.

While not wanting to dwell too much on corporate awards, it was gratifying in fiscal 2010 for your Chief Executive Officer, Larry Blanford, to be named Corporate Responsibility Officer’s Chief Executive of the Year (Mid-Cap Companies) for the second year in a row. In addition, we were ranked #2 on the Fortune list of the fastest growing companies for 2009 (up from #11 in 2008).

Finally, as noted earlier, the price of a share of your Company’s common stock performed well in fiscal 2010. Below is a table showing how it performed against some well known indices.

	9/24/05	9/30/06	9/29/07	9/27/08	9/26/09	9/25/10
Green Mountain Coffee Roasters, Inc.	100.00	107.73	291.48	340.75	908.04	1431.41
NASDAQ Composite	100.00	106.39	127.37	96.70	100.00	112.86
S&P 600 Packaged Foods & Meats	100.00	105.17	139.31	136.96	146.31	166.53

EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

The Compensation and Organizational Development Committee (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on these reviews and discussions, we recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organizational Development Committee

Douglas N. Daft, Chairman

William D. Davis

Michael J. Mardy

Hinda Miller

David E. Moran

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Methodology

The compensation we pay to our named executive officers is intended to support and provide appropriate incentive to the Company’s employees to achieve the Company’s overall objectives of becoming a leader in the coffee and coffee maker industries and of delivering both sustainable growth and above average total shareholder return.

We believe that central to our success is our ability to attract, retain and motivate individuals with exceptional talent who are passionate about creating an exceptional beverage experience and the profitable long-term growth of our business. We believe our compensation programs provide the proper incentive for high performance by linking compensation to the success of the Company in a transparent and easily understood manner while, at the same time, properly balancing the risk-reward ratio of the various elements of our programs. The primary tools used by the Compensation Committee include base annual salary, short-term (cash) and long-term (stock options) incentive compensation.

Your Compensation Committee has formally adopted the following Compensation Philosophy which is used to guide all compensation decisions for the named executive officers, including the Chief Executive Officer. Moreover, in making decisions with respect to all other executives and employees, the Chief Executive Officer uses the same philosophy.

COMPENSATION PHILOSOPHY

Term	Definition	Comments
Base Salary	Annualized Base Salary	Rewards individual performance and may vary with Company performance; generally represents 5-25% of total compensation for the named executive officer.

Annual Bonus Opportunity	Cash reward paid to executives on an annual basis; currently based on two financial metrics: net sales and operating income	Rewards achievement of the Company’s annual financial targets that are designed to drive the overall Company business and shareholder value; generally represents 5-25% of total compensation of the named executive officer.

Long-term Incentive Opportunity (LTI)	Long-term incentives that may provide value over multi-year period; currently 100% stock options	Rewards for Company’s stock price appreciation and acts as driver for longer term value; generally represents 50-70% of total compensation of the named executive officer. Options are viewed as the best fit for a high-growth company.

Total Direct Compensation	Base salary plus target bonus + LTI	Sum of the Annual Base Salary, Annual Cash Bonus and Stock Option values.

Benefits	Health, welfare, and other non-cash benefits	Necessary to be competitive in the marketplace but with the approach that such plans should be broad-based in their applicability.

We believe that base salary should provide a secure base of compensation that is competitive in the marketplace. We design the annual cash and long-term incentives of the program to link the incentive compensation of those participating in those plans, including our named executive officers, with both the annual and the long-term success of the Company. The annual incentives link compensation with company-wide and individual targets to motivate our employees, including our named executive officers to meet short-terms goals. The long-term equity incentives link compensation to the long-term growth and success of the Company as measured by the movement in our stock price. We believe this bifurcation and linkage properly balances the risk, and the tension, between short-and long-term incentives. It is our belief that a substantial portion of the executives’ compensation (approximately 70% for the Chief Executive Officer and 50% for the other named executive officers) should be at risk, either through annual cash or long-term incentives. We believe this helps to align our executives’ interests with the shareholders’ interests and incents the executives to drive profitable growth of our business in an appropriate manner.

For our fiscal 2010, we delivered total shareholder return (stock price growth) of approximately 58% over fiscal 2009 and 391% over the last three years.

Compensation Practices and Risk

As part of our risk management process, and with the help of the Compensation Committee’s consultant, Pay Governance LLC who reviewed the potential for risk stemming from our compensation program design, a comprehensive review and evaluation of our executive compensation program and the incentive compensation plans that cover all employees was undertaken. The evaluation included discussion of the design features of the executive program and broad based incentive plans, the governance and oversight of the design features of such program and plans, the mix of cash and equity opportunities, performance measurement and the use of financial metrics that are easily capable of audit, mix of performance time horizons, executive stock ownership, our use of other remuneration elements, and a strong auditing, monitoring and enforcement environment. On the basis of that review, we do not believe that our compensation policies or practices pose risks that are reasonably likely to have a material adverse effect on your Company. Our incentive compensation plans are typically based on corporate and business unit performance, measured by a range of objective and subjective criteria, and not solely on individual performance.

The results of our review did note that the Company currently does not have a broad policy for the recoupment of incentive compensation under defined circumstances. It is the Compensation Committee’s intention, upon the establishment of the necessary rules to support those requirements in the recently enacted Dodd-Frank Act, to develop and implement a policy providing further recovery of compensation, if any, in excess of what would have been paid to the officer under the conditions of the restatement.

Compensation Committee Practices

The main elements of our compensation program are: base salary, annual cash incentives (short-term) and long-term equity-based incentives (primarily stock options). Only those in our executive compensation plan (approximately 100 executives) participate in the annual cash incentive and the long-term equity based plan.

In addition to these primary elements, we also offer to all employees a defined contribution plan (401(k)), which includes a Company match features and an employee stock purchase plan (which affords our employees the opportunity to purchase our stock at a discount). For the named executive officers, each has the opportunity to participate in a deferred compensation program and to receive certain payments upon a change in control of the Company. As in the past, and again in 2010, the Company offered only nominal perquisites to any named executive officers.

In making compensation decisions with respect to our executive officers, we consider each element of compensation in relation to the total amount of compensation paid, and, for fiscal 2010, we took into account primarily the following factors:

•	the appropriate mix of total compensation elements;

•	overall Company performance and financial condition;

•	the roles and responsibilities of the position;

•	the qualifications, skills and experience level;

•	past performance and anticipated future performance and its impact on our success;

•	peer group comparisons;

•	compensation trends and competitive conditions in the marketplace;

•

the extent of contributions to furthering the Company’s fundamental values of providing the customer with a superior coffee experience and fostering socially and environmentally responsible business practices; and

•	the degree to which the executive officer embodies the Company’s principles and values.

Your Compensation Committee (1) makes the final decision with respect to the mix and total amounts of compensation (annual base salary and short-term and long-term incentives) paid to our President and Chief Executive Officer and other named executive officers and (2) sets the financial targets under our annual incentive plan. All decisions of the Compensation Committee are based primarily on the approved Compensation Philosophy and the factors set forth above.

The Chief Executive Officer makes recommendations to the Compensation Committee on the mix and total compensation for the named executive officers as well as all other Company officers and has the authority to approve the mix and level of compensation for the remainder of the Company’s executives and managers using primarily the same mix of compensation elements used for the named executive officers.

In setting compensation for fiscal 2010, the Compensation Committee relied primarily on tally sheets, survey data and other information provided to the company by Mercer Human Resource Consulting (“Mercer”) and, for the named executive officers other than the Chief Executive Officer, recommendations from the Company’s Chief Executive Officer and Vice President-Human Resources and Organizational Development. The Mercer information was used as a general reference to ensure that our compensation programs meet our overall objectives and remain in line with our compensation philosophy. As a rapidly growing company, it has been challenging to determine how to adjust pay levels as the Company grows in size. During 2010, the Committee looked at pay levels at different company sizes ($2 billion, $3 billion, and $4 billion in annual revenues) to understand the pattern of pay growth relative to revenue growth, and established a phased approach to bringing up cash pay levels, and equity award sizes, as the Company grows. The approach at which we arrived should bring pay levels to approximately median of a $4 billion annual revenue sized Company over the next three years, assuming the Company continues to grow in line with current projections.

One of the significant challenges for your Compensation Committee is to account, in its compensation programs and practices, for the rapid rate of growth in your Company. Over the last eleven fiscal quarters, your Company has averaged over 40% annual growth in net sales, and over 50% annual growth in net income. In addition, in fiscal 2010, your Company completed three major acquisitions, successfully integrated or began the integration, of those operations, opened a new factory in Washington State, brought on factories in Castroville, CA and Toronto and Montreal, Canada as the result of acquisitions as well as continued to innovate in the coffee, coffee maker and other brewed beverage marketplaces to maintain its leadership position there. Not many of the companies in the Mercer data base had these performance achievements. These factors highlight the fact that there is a delicate balance between relying on objective comparable data while keeping up with the exigencies of the actual marketplace developments to ensure that your Company’s compensation practices remain competitive in the marketplace and sufficient to attract and retain top executive talent.

In addition to the Mercer survey data, the Committee reviewed data publicly available from other proxy statements from a group of national food and beverage companies primarily to understand their pay mixes and plan designs for their incentive compensation programs. Next year, the Committee intends to develop a proxy peer group that also is used to compare pay amounts. The 2010 proxy peer group consisted of —The J. M. Smucker Company, Del Monte Foods Company, McCormick & Company, Inc., Flowers Foods, Inc., Hain Celestial Group, Inc., Hansen Natural Corporation, Lance Inc., J & J Snack Foods Corporation, American Italian Pasta Co., National Beverage Corp., and Diamond Foods, Inc., consumer growth companies—Amazon.com, Inc., Under Armour Inc., Rosetta Stone Inc., and Lululemon Athletica Inc., and consumer growth companies built around a core platform—Research In Motion Ltd. and Netflix, Inc.

The Committee has the sole discretion, at Company expense, to retain independent advisors from time to time. During fiscal 2010, Mercer provided services to both the Committee and the Company, ensuring that those services provided to the Company were not related to any of the named executive officers but instead to the Company and its employees generally. In addition, the Committee engaged Pay Governance LLC as its independent compensation consultant to assist with certain analysis leading up to the Committee’s actions with respect to fiscal 2011 executive compensation decisions. For 2011, the Committee has engaged Pay Governance as its sole independent advisor under an agreement that prohibits Pay Governance from providing any services to the Company without the Committee’s express prior approval.

Compensation Paid to Our Named Executive Officers

Base Salary

We pay a base salary designed to be a secure base of compensation and sufficient to attract and retain highly talented individuals. We target base salary to our named executive officers at the 50th percentile of the market median data.

For fiscal 2010 and 2011, we provided increases (each going into effect on January 1 of the respective year) to base salary to the following named executive officers in the following amounts:

Named Executive Officer	Fiscal 2009 Base Salary	% Increase for Fiscal 2010	Fiscal 2010 Base Salary	% Increase for Fiscal 2011	Fiscal 2011 Base Salary
Lawrence J. Blanford	$630,000	8.0	$680,000	17.6	$800,000
Frances J. Rathke	$319,000	5.0	$335,000	16.4	$390,000
Scott McCreary	$290,000	12.0	$325,000	13.8	$370,000
Michelle Stacy	$335,000	4.0	$350,000	5.7	$370,000
Howard Malovany	$310,000	3.3	$320,000	9.4	$350,000

These increases were intended to keep the base salaries of these executive officers in line with competitive market practices given the rapid growth of our Company and the increasing responsibilities of the executive as the Company grows. In concluding the appropriateness of these increases, your Compensation Committee looked at pay levels of other companies at sizes from $2 billion to $4 billion in annual revenue to establish a phased approach for our pay practices should your Company continue on its current growth path. Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the discretion of the Compensation Committee after a review of an individual’s performance and market data. For both 2010 and 2011, the primary factors that were used in determining these base pay increases were: roles and responsibilities of the executive, the qualifications, skills and experience level of the executive, the compensation paid for similar positions by similar companies, the compensation trends and competitive conditions in the marketplace, and each executive’s role in the future success of our business.

Annual Cash Incentive Compensation

Prior to the beginning of the Company’s fiscal 2010, the Compensation Committee concluded to eliminate individual goals from the determination of the extent to which any of the named executive officer would or could receive an annual cash incentive payment. In reaching this conclusion, the Compensation Committee determined that given the roles and responsibilities of these officers, it was critical for them to focus their energy, expertise and experience on ensuring the Company achieves the total enterprise goals and that it operates efficiently and effectively at the highest level of the organization. We will continue to have individual goals against which to assess individual performance and development.

The annual incentive opportunity target is a percent of base salary and is derived from the comparative data used in the overall executive compensation setting process as well as the anticipated contributions each named executive officer is expected to make to increases in shareholder value. And, in setting these percentages, the Compensation Committee balances the benefits of the program against the risks that it will cause participants to take actions that, while consistent with the achievement of specified short-term goals, might involve unnecessary or excessive risk to the Company. The Compensation Committee believes that the current balance is appropriate.

Consistent with prior years, the Compensation Committee again chose net sales and operating income as the financial targets against which to measure any annual incentive compensation payable to the named executive officers. Under the Company’s annual incentive plan for fiscal 2010, for any payout to have occurred, the Company’s net sales and operating income had to have been at least equal to the “threshold” amounts as set forth below. At the “threshold,” 20% of an individual’s target bonus opportunity would have been paid. If the Company’s net sales and operating income met the “target” level as set forth below for fiscal 2010, then 100% of the individual’s target opportunity would have been paid. Finally, if the Company’s net sales and operating income for fiscal 2010 had reached the “maximum” levels, as set forth below, then, all else being equal, 150% of the individual’s target bonus opportunity would have been paid. The amounts below are in millions.

GOAL	Threshold	Target	Maximum	Actual
Net Sales	$1,188	$1,320	$1,650	$1,326
Operating Income	$143	$159	$199	$153

In fiscal 2010, the Company’s net sales and operating income after adjustment to reflect the cumulative effect of the prior year restatements and M&A expense in 2010 both as reported in the Company’s Fiscal 2010 Form 10-K, were approximately $1.326 billion and operating income was approximately $153 million which resulted in an 84% achievement of the target payout. This level of achievement was moderated by the financial statement restatement announced by the Company on November 19, 2010 and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2010 which was filed with the Securities and Exchange Commission on December 9, 2010. In addition, in light of the restatement, a review of the bonus paid for the 2009 and 2008 fiscal years was performed, and it was determined that the restatement would not have changed any of the payouts for the then named executive officers for those years.

For fiscal 2010, the Compensation Committee set the target percent of base salary for each of our named executive officers to be consistent with the Company’s Compensation Philosophy and the competitive marketplace data, which is shown below. In addition, the table also shows the target and maximum annual incentive opportunity and the actual annual cash incentive paid to the named executive officers as a result of the Company’s achievement of 84% of the financial goals set by the Compensation Committee at the beginning of the fiscal year.

Named Executive Officer	Base Salary for Fiscal 2010	Target Percent of Base Salary	Target Annual Incentive Opportunity	Maximum Annual Incentive Opportunity (150% of Target)	Actual Annual Incentive Payment for fiscal 2010
Lawrence J. Blanford	$680,000	100	$680,000	$1,020,000	$571,200
Frances J. Rathke	$335,000	55	$184,250	$276,375	$154,770
Scott McCreary	$325,000	55	$178,750	$268,125	$150,150
Michelle Stacy	$350,000	55	$192,500	$288,750	$161,700
Howard Malovany	$320,000	50	$160,000	$240,000	$134,400

Long-term Equity Incentive Compensation

Long-term equity compensation opportunities are provided to our named executive officers to (1) provide a link between compensation and shareholder value and (2) be a valuable retention tool.

The Compensation Committee continues to use stock options as the sole long-term equity incentive compensation tool. The Committee understands that many companies use multiple equity vehicles, and discussed various alternatives for equity grants, but ultimately decided that stock options are the most appropriate vehicle for a high-growth company like ours. Stock options have historically been granted annually at the Company’s

Board of Directors meeting immediately following the Company’s Annual Meeting of Shareholders. Our stock options typically have (1) a ten-year life from the date of grant, (2) a grant price equal to the closing price of the Company’s $0.10 par value common stock on the date of grant, and (3) a vesting schedule of 25% per year over the first four years of the option’s term. In addition, the executive would forfeit any unvested option upon a termination of employment prior to the option’s vesting, and the option, therefore, is a retention mechanism that the Company has found effective. In addition, we believe our long-term incentive balances nicely with the short-term incentives and incents appropriate executive conduct in light of the related risk of encouraging participants to take action that while consistent with the achievement of long-term goals might involve unnecessary or excessive risk for the Company.

The amount of each stock option grant is designed to deliver a targeted amount of compensation over the life of the stock option. This target amount is determined by the Compensation Committee (1) after a review of appropriate marketplace data, (2) the duties and responsibilities of each named executive officer, (3) the current vested and unvested gain amounts from previous grants, as provided in the tally sheets, and (4) the allocation between annual and long-term incentive payment opportunities.

For fiscal 2010 and 2011, below is the long-term incentive opportunity as a percent of base salary for each of the named executive officers:

Named Executive Officer	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2010	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2011
Lawrence J. Blanford	160	230
Frances J. Rathke	90	125
Michelle Stacy	90	110
Scott McCreary	90	110
Howard Malovany	80	100

The increases for fiscal 2011 were intended to keep this incentive in line with market practices, again in keeping with the company’s growth trajectory and the executive’s increasing responsibilities as a result of that growth, and increase the effectiveness of this portion of compensation as a retention tool. As noted earlier, these increases are in line with the Compensation Committee’s analysis with respect to other companies’ practices (in the $2B-$4B annual revenue size) and is part of their phased approach to maintain compensation competitiveness should growth continue. The Company’s stock price grew 58% in fiscal 2010 and 391% over the last three years.

It should be noted that the named executive officers are not guaranteed a grant of stock option grants in any given year. However, the Compensation Committee expects that the named executive officers will typically receive these stock option grants provided that the performance of each of the named executive officer is in line with the Compensation Committee’s expectations, with respect to the Chief Executive Officer’s performance, and, the chief executive’s expectations, with respect to the other named executive officers’. In determining whether stock options are granted at any given level, the Chief Executive Officer provides recommendations for all named executive officers other than himself, based on a review of the factors under the heading “Compensation Philosophy and Methodology.” These recommendations are then reviewed and discussed with the Committee, and if agreed, approved by the Compensation Committee. The primary factors that were used in determining the level of the stock option grants in fiscal 2010 were the Company’s overall performance and financial condition and each executive’s contribution to these metrics. For the named executive officers, grants of stock options were made on March 11, 2010.

Other Compensation

Potential Payments upon a Termination as the result of a Change of Control

In fiscal 2008, the Committee adopted a change of control plan for all named executive officers and certain other designated participants. The Committee believes the plan serves the important function of assisting in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. Mr. Blanford and Ms. Rathke have separate employment agreements under which certain payments upon a change of control are provided. In all cases (under the employment agreements and the plan), there is a “double trigger” (i.e., there must first be a change of control and second, the named executive’s employment must be terminated as a result of such change of control) before any payments are made. In addition, only Mr. Blanford’s agreement provides for any potential “gross-up” under Section 280G of the Internal Revenue Code of 1986, as amended, but it is what is called a “modified” gross-up as it applies only if the payments and benefits owed to him subject to the excise tax exceed by a least 10% the maximum amount he could receive without being subject to the excise tax.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that is currently available to all employees with one year or more of service who is at least twenty-one years of age. This plan allows each qualifying employee, through a payroll deduction, to purchase Company common stock every six months at a price, discounted by 15%, from the lower of the closing price of such stock at the first or last day of each six month period.

Defined Contribution Plan (401(k))

The Company’s 401(k) plan is a defined contribution plan available to all employees and the Compensation Committee did not consider amounts under this plan in setting total compensation for our named executive officers.

Employee Stock Ownership Plan

The Company’s Employee Stock Ownership Plan terminated at the end of the 2010 calendar year and will not be continued or replaced. In any event, the amounts provided under this plan were not material to any of the decisions previously made by the Compensation Committee.

Deferred Compensation Plan

Currently we offer a deferred compensation plan but no named executive officers elected to defer any compensation into the program for fiscal 2010.

Perquisites

In fiscal 2010, the Company offered only nominal perquisites to any named executive officer that are not generally available to all employees other than as noted above.

Welfare Plans

We offer a health care plan that provides medical, vision, dental and prescription drug coverage for all of our employees. We also offer group life insurance and short- and long-term disability plans that cover all employees. The purpose of these plans is to provide competitive basic benefits to our employees and to help in the overall package to attract and retain employees. The named executive officers participate in these plans on the same basis as all other employees.

Indemnification Agreements

Each of our Directors and named executive officers is covered by an Indemnification Agreement that provides for reimbursement for any legal fees incurred by her or him in defending a lawsuit brought against her or him is such individual’s capacity as a Director or an officer. Indemnification is not provided for willful neglect of duties as an officer. These agreements are provided so that the Director and named executive officers can focus their attention and energy on running the business to achieve its annual and long-term objectives without having undue concern about lawsuits in their capacity as such.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation that is not considered to be performance-based or because it is not paid pursuant to a shareholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation. In fiscal year 2009, our short term incentive plan was approved by our shareholders. This plan is designed with the intent to allow us to take advantage of the performance-base compensation exception under Section 162(m). With the exception of inducement awards granted in connection with the commencement of employment, none of the compensation paid to any named executive officer was not tax deductible.

Stock Ownership/Holding Guidelines For Named Executive Officers

The Compensation Committee has discussed ownership and holding guidelines for the named executive officers. Since all executives currently have a substantial amount of their overall portfolio in or tied to Company stock, the Compensation Committee felt that it was unnecessary to impose an ownership or holding guideline for the named executive officers at this time. The Compensation Committee will continue to revisit this policy on an annual basis.

Executive Compensation

The following tables provide information concerning compensation for the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly-paid executive officers as of September 25, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lawrence J. Blanford,	2010	660,096	571,200	1,151,208	23,703	2,406,207
President and Chief Executive	2009	601,077	707,351	933,504	22,350	2,264,282
Officer	2008	573,750	589,160	876,000	26,312	2,065,222

Howard Malovany, Vice President, Corporate General Counsel and Secretary (4)	2010	317,346	134,400	273,168	29,710	754,624
	2009	196,730	113,986	760,725	29,650	1,101,091

Scott McCreary, President, Specialty Coffee Business Unit	2010	318,365	150,150	312,192	8,859	789,566
	2009	290,846	175,875	247,104	7,652	721,477
	2008	262,269	123,126	200,000	8,251	593,646

Frances G. Rathke, Vice President, Chief Financial Officer and Treasurer	2010	328,365	154,770	321,948	7,348	812,431
	2009	305,815	180,963	255,552	7,145	749,475
	2008	290,177	150,761	222,000	8,952	671,890

Michelle Stacy, President, Keurig, Incorporated(5)	2010	346,019	161,700	336,582	8,509	852,811
	2009	302,788	173,139	594,435	7,350	1,077,712

(1)	Reflects the total amounts earned for 2010 under the 2007 Incentive Plan. Fiscal 2010 amounts were paid to participants in December 2010.

(2)	This column represents the grant date fair value of option awards made during each of 2010, 2009 and 2008 as calculated pursuant to FAS13 ASC Topic 718 and using the Black-Scholes model. The amounts shown for 2009 and 2008 are different from when previously reported in our prior proxy statement due to a recent change in the SEC’s rules. The underlying valuation assumptions for option awards are further disclosed in notes 2 and 16 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2010 and 2009 and notes 2 and 13 to our audited financial statements filed with our Annual Report on Form 10-K for 2008.

(3)	The table following these footnotes below provides the details for the “All Other Compensation” column.

(4)	Mr. Malovany was hired by the Company in February 2009 and therefore no information is presented for the fiscal years prior to fiscal 2009.

(5)	Ms. Stacy was hired by the Company in November 2008 and therefore no information is presented for the fiscal years prior to fiscal 2009.

The following table provides details for the “All Other Compensation” column in the table above for fiscal 2010.

Name	Fiscal Year	401(k) match ($)	Perquisites ($)	Other ($)		Total ($)
Lawrence J. Blanford	2010	8,703	—	15,100	(1)	23,703
Howard Malovany	2010	9,710	—	20,000	(2)	29,710
R. Scott McCreary	2010	8,859	—	—		8,859
Frances G.Rathke	2010	7,348	—	—		7,348
Michelle Stacy	2010	8,509	—	—		8,509

(1)	Represents an allowance for supplemental life and disability insurance costs.

(2)	Represents payment made in 2010 for relocation under Mr. Malovany’s offer letter of employment.

Grants Of Plan-Based Awards In 2010

The following table provides information on potential payouts under our non-equity incentive plan (2007 Incentive Plan annual bonus opportunity) and equity grants (stock options) to our named executives with respect to awards or grants made in fiscal 2010.

Name of Executive	Grant date	Estimated future payouts under non-equity incentive plan ($)			All other option awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold(3)	Target	Maximum
Lawrence J. Blanford	3/11/10	136,000	680,000	1,020,000	70,800	30.79	1,151,208
Howard Malovany	3/11/10	32,000	160,000	240,000	16,800	30.79	273,168
R. Scott McCreary	3/11/10	35,750	178,750	268,125	19,200	30.79	312,192
Frances G. Rathke	3/11/10	36,850	184,250	276,375	19,800	30.79	321,948
Michelle Stacy	3/11/10	38,500	192,500	288,750	20,700	30.79	336,582

(1)	All option grants in fiscal 2010 were made under the Green Mountain Coffee Roasters, Inc. 2006 Amended and Restated Incentive Plan, and vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant.

(2)	This column shows the full grant date value of stock options, as calculated pursuant to FASB ASC Topic 718 and using the Black-Scholes model. For information on the valuation assumptions, please refer to notes 2 and 16 of the Company’s financial statements in the form 10-K for the year ended September 25, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Achievement of $1,188 million in sales and $143 million in operating profits would have resulted in a payout at the Threshold level.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table provides information on the holdings of stock option awards by the named executives as of September 25, 2010. Each grant is shown separately for each named executive.

Name of executive	Grant date	Number of securities underlying unexercised options—Exercisable	Number of securities underlying unexercised options—Unexercisable (1)	Option exercise price ($)	Option expiration date
Lawrence J. Blanford	5/04/2007	567,000	378,000	5.24	5/04/2017
	3/13/2008	32,789	145,575	6.09	3/13/2018
	3/12/2009	49,275	149,175	9.14	3/12/2019
	3/11/2010	—	70,800	30.79	3/11/2020
Howard Malovany	2/09/2009	39,375	118,125	9.45	2/09/2019
	3/11/2010		16,800	30.79	3/11/2020
R. Scott McCreary	9/25/2004	360,000	—	1.47	9/25/2014
	4/01/2006	1,080	270	2.95	4/01/2016
	5/03/2006	135,000	—	2.95	5/03/2016
	6/14/2007	61,761	20,589	5.32	6/14/2017
	3/13/2008	34,875	34,875	6.09	3/13/2018
	3/12/2009	13,161	39,489	9.14	3/12/2019
	3/11/2010	—	19,200	30.79	3/11/2020
Frances G. Rathke	10/31/2003	337,500	—	1.59	10/31/2013
	12/14/2004	54,000	—	1.75	12/14/2014
	4/01/2005	1,350	—	1.78	4/01/2015
	5/03/2006	252,450	—	2.95	5/03/2016
	6/14/2007	70,875	23,625	5.32	6/14/2017
	3/13/2008	38,700	38,700	6.09	3/13/2018
	3/12/2009	13,611	40,839	9.14	3/12/2019
	3/11/2010	—	19,800	30.79	3/11/2020
Michelle Stacy	11/3/2008	—	118,125	6.20	11/3/2018
	3/12/2009	5,561	18,564	9.14	3/12/2019
	3/11/2010	—	20,700	30.79	3/11/2020

(1)	All options vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date, except for the grant made to Mr. Blanford on May 4, 2007, which was an inducement award and vests in five equal annual installments, beginning on the first year anniversary of the grant.

OPTION EXERCISES IN FISCAL 2010

The following table provides information for the named executives set forth in such table with respect to stock option exercises made during fiscal 2010 by such officer.

Name of the executive	Number of shares acquired upon exercise	Value realized on exercise ($)
Lawrence J. Blanford	40,000	777,200	(1)
R. Scott McCreary	225,000	6,966,260	(2)
Michelle Stacy	40,000	1,040,789

(1)	All 40,000 shares exercised continue to be held by Mr. Blanford.
(2)	Of the 225,000 shares exercised, 25,000 continue to be held by Mr. McCreary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with Mr. Blanford and Ms. Rathke that provide for payments in certain circumstances in connection with such officer’s termination or a change of control. Mr. Malovany, Mr. McCreary and Ms. Stacy participate in our 2008 Change-in-Control Severance Benefit Plan which provides payments upon termination in certain circumstances following a change of control. Mr. Malovany, Mr. McCreary and Ms. Stacy also have offer letters that provide for payments upon their termination under certain other circumstances. The following narrative and accompanying tables set forth triggering event(s) for these payments and the estimated aggregate payment obligations to each of our named executive officers.

In calculating the payments in the tables below, we have used the following assumptions:

•	The event or events triggering the payment obligation occurred on September 24, 2010, the last business day of our most recently completed fiscal year.

•

Stock options were valued using the difference between the closing price of our common stock on September 24, 2010, the last business day of the fiscal year, which was $36.22 per share, and the exercise price, times the number of shares outstanding, and are assumed to be cashed out on such date.

•	The same assumptions were used for valuing health care benefits that we use for our financial reporting under generally accepted accounting principles.

Mr. Blanford

Mr. Blanford’s employment agreement uses the following definitions:

“Cause” is defined as (i) Mr. Blanford’s substantial and ongoing failure to perform (other than by reason of disability), or gross negligence in the performance of his duties and responsibilities to the Company or any of its affiliates; (ii) material breach by Mr. Blanford of any provision of his employment agreement or any other agreement with the Company or any of its affiliates, provided that Mr. Blanford has been given a reasonable opportunity to cure any such material breach after notice from the Company, and such material breach has not been cured by Mr. Blanford; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates; (iv) other conduct by Mr. Blanford that is substantially harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) commission of a felony involving moral turpitude.

“Good Reason” is defined as (i) removal of Mr. Blanford, without his consent, from the position of President and Chief Executive Officer of the Company; (ii) failure of the Board to nominate Mr. Blanford as a director of the Company during his term of employment; (iii) material diminution in the nature or scope of Mr. Blanford’s responsibilities, duties or authority; (iv) any relocation of the Company’s headquarters outside of Vermont without Mr. Blanford’s consent; (v) material failure of the Company to provide him his base salary, bonuses, and employee benefits in accordance with the terms of Section 4 of his employment agreement; or (vi) any other material breach of Mr. Blanford’s employment agreement by the Company.

The events that constitute a change of control under Mr. Blanford’s employment agreement are those that constitute a “change of control” under the regulations to Internal Revenue Code Section 409A. In general, subject to certain qualifications and additional rules set forth in the regulations to Internal Revenue Code Section 409A, the following will constitute a “change of control” under his employment agreement:

•

any one person, or more than one person acting as a group acquires ownership of our common stock that, when added to common stock already owned by that person or group, results in that person or group holding more than 50% of the total fair market value or total voting power of our common stock;

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) ownership of our common stock that results in that person or group holding 30% or more of the total voting power of our common stock;

•

a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board members before the date of the appointment or election; or

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) from us assets with a total gross fair market value equal to or more than 50% of our assets’ total gross fair market value immediately before such acquisition or acquisitions.

Under Mr. Blanford’s employment agreement, he is entitled to a gross-up payment from the Company for any “golden parachute” excise tax pursuant to section 280G and the related provisions of the Internal Revenue Code on account of payments and benefits associated with a change in control under his employment agreement to the extent the payments and benefits owed to him subject to the excise tax exceed by at least 10% the maximum amount he could receive without being subject to the excise tax. If the aggregate amount of these payments and benefits that would otherwise be subject to the excise tax is below this threshold, the employment agreement provides that the payments and benefits will be cut back to the maximum amount he could receive without being subject to the excise tax. Mr. Blanford’s employment agreement also contains a standard perpetual confidentiality provision as well as customary non-competition and non-solicitation covenants for the term of the his employment and for 18 months after any termination thereof.

The specific payments to which Mr. Blanford is entitled under the various termination scenarios provided for in his employment agreement are set forth below:

If Mr. Blanford’s employment is terminated by the Company other than for cause or by Mr. Blanford for good reason, he would be entitled to severance benefits equal to (i) a continuation of 12 months of base salary at the rate in effect upon termination, (ii) a pro-rated portion of his annual incentive bonus in an amount to be determined following the year in which the incentive bonus would have been earned but for the termination, in accordance with the terms set forth in the Senior Executive Officer Short Term Incentive Plan under the 2006 Incentive Plan and (iii) the premium cost of Mr. Blanford’s continued participation, if any, in the Company’s group medical and dental plans under COBRA for a period of 12 months following the date of termination, provided that Mr. Blanford is entitled to continue such participation under applicable law and plan terms. If Mr. Blanford is terminated by the Company other than for cause or by Mr. Blanford for good reason within 9 months prior to and in connection with an anticipated change in control of the Company, Mr. Blanford, if the change in control actually occurs within nine months following such termination, would be entitled to the foregoing benefits plus a lump-sum payment, within 30 days following the change in control, equal to 24 months of base salary less the base salary already paid or to be paid, a continuation of any of Mr. Blanford’s or his qualified beneficiaries medical and dental premium payments for 24 months rather than the 12 month period that would otherwise apply, provided that Mr. Blanford and his qualified beneficiaries are entitled to continue participation in the underlying benefit programs under applicable law and plan terms, and an acceleration of outstanding equity awards.

If Mr. Blanford is terminated by the Company other than for cause or Mr. Blanford terminates for good reason within 12 months following a change in control of the Company, Mr. Blanford would be entitled to a lump-sum payment equal to 24 months of base salary, plus payment for a period of up to 24 months by the Company of the premium cost of Mr. Blanford’s participation, if any, in the Company’s group medical and dental plans under COBRA, provided that Mr. Blanford and his qualified beneficiaries are entitled to continued participation in those programs under applicable law and plan terms, plus an acceleration of outstanding equity awards. Equity awards that are accelerated on account of a change in control would remain exercisable for 24 months from the date of termination.

If Mr. Blanford were to terminate his employment with the Company other than for good reason and within 6 months following a change in control, he or his estate would be entitled to receive, 6 months after termination or upon death if earlier, a lump sum payment equal to 12 months of base salary, and payment for a period of up to 12 months by the Company of the premium costs of Mr. Blanford’s and his qualified beneficiaries’ group medical and dental plans under COBRA, provided that Mr. Blanford and his qualified beneficiaries are entitled to such continued participation in those programs under applicable law and plan terms.

In the event of Mr. Blanford’s death during the term of his employment agreement, the Company shall pay the monthly premium costs to continue medical and dental insurance for Mr. Blanford’s immediate family pursuant to the federal law commonly known as COBRA, for a period of thirty-six (36) months; and, if death occurs following termination of employment and a timely COBRA election has been made, the Company shall pay such monthly premium costs for a total of thirty-six (36) months, measured from the date of termination and the Company shall also assist Mr. Blanford’s beneficiaries and/or estate to obtain the life insurance death benefit which shall be no less than the Blanford’s base salary provided in his employment agreement.

	Cash Severance Payments		Acceleration of Stock Options	Health and Welfare	280G Excise Tax Gross-Up	Total Termination Payments
Lawrence J. Blanford
• Termination by the Company without cause or by Mr. Blanford for good reason (“Involuntary termination”)	1,251,200		—	16,251	N/A	1,267,451
• Involuntary termination in connection with a change of control	1,306,453	(1)	20,520,718	32,501	—	21,859,672
• Voluntary termination by Mr. Blanford in connection with a change of control	680,000		20,520,718	16,251	—	21,216,968
• Death	—		—	48,752	—	48,752

(1)	For purposes of this table, the cash severance payments to Mr. Blanford upon an Involuntary termination in connection with a change of control were reduced by $53,547 in accordance with the terms of Mr. Blanford’s employment agreement described above regarding the “golden parachute” excise tax. In determining whether and the extent to which payments would be subject to the golden parachute tax, we assumed that option awards made to Mr. Blanford within the twelve months preceding September 24, 2010 should not be treated as having been made in connection with the change of control.

Ms. Rathke

Ms. Rathke’s employment agreement uses the following definitions:

“Cause” is defined as: (i) failure to perform and discharge, faithfully, diligently, and to the best of her abilities, the duties and responsibilities set forth in her employment agreement, (ii) conduct that violates a material policy or procedure applicable to or adopted by the Company, (iii) dishonest or unethical conduct which is injurious to the Company, monetarily or otherwise, (iv) willful misconduct or gross negligence that is injurious to the Company, monetarily or otherwise, (v) conviction of a misdemeanor involving moral turpitude or of a felony under the laws of the United States or any state or political subdivision thereof, (vi) continued unauthorized absence from work, or (vii) material breach of any of the provisions of the employment agreement, if such breach is not cured within 30 days after written notice thereof is delivered to Ms. Rathke by the Chief Executive Officer.

“Good Reason” is defined as (i) failure of the Company to continue Ms. Rathke in the position she had prior to the date of a change of control, (ii) diminution in the nature or scope of Ms. Rathke’s responsibilities, duties or authority existing prior to the date of a change of control, or (iii) failure of the Company to provide the base salary, bonus, and benefits and perquisites in accordance with the terms of Ms. Rathke’s employment agreement, as in effect immediately prior to a change of control.

“Change of Control” means, (i) a sale, transfer or other conveyance by the Company of all or substantially all of its assets whereby any person is or becomes beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (except if such beneficial owner is Mr. Robert P. Stiller or his affiliates, directly or indirectly), (ii) a merger or consolidation by or with the Company in which the Company is not the surviving corporation following such merger or consolidation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 60% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which Mr. Robert P. Stiller or his affiliates, directly or indirectly, continues to beneficially own at least 10% or more of the combined voting power of the Company’s then outstanding securities, (iii) the implementation of any plan or proposal for the liquidation or dissolution or other winding up of the Company, or (iv) the failure of Mr. Robert P. Stiller or his affiliates, directly or indirectly, to continue to beneficially own securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities.

In the event the Company terminates Ms. Rathke’s employment for any reason other than cause, the Company is obligated to (i) continue to pay Ms. Rathke salary for 12 months, (ii) pay Ms. Rathke’s otherwise payable annual cash bonus in an amount no less than the preceding year’s annual cash bonus, (iii) continue Ms. Rathke’s participation in the Company’s group medical and dental insurance plans under COBRA for a period up to 12 months from the date of termination (iv) pay up to $10,000 dollars in outplacement services, and (v) accelerate outstanding equity awards that would have vested within six months of Ms. Rathke’s termination.

In case of a change in control, if Ms. Rathke terminates her employment for good reason, she is entitled

(i)	to a lump sum payment equal to one and a half times each of her (A) annual salary and (B) her previous year’s annual cash bonus (ii) continued participation in the Company’s group medical and dental insurance plans under COBRA for a period up to 12 months from the date of termination (iii) up to $10,000 dollars in outplacement services and (iv) acceleration of outstanding equity awards.

	Cash Severance Payments	Acceleration of Stock Options	Health and Welfare	Outplacement Services	Total Termination Payments
Frances G. Rathke
• Termination by the Company without cause	489,770	978,561	16,251	10,000	1,494,582
• Termination by Ms. Rathke for good reason in connection with a change in control	734,655	3,109,478	16,251	10,000	3,870,383

Ms. Stacy and Messrs. Malovany and McCreary

Ms. Stacy, and Messrs. Malovany and McCreary are participants in the Company’s 2008 Change-in-Control Severance Benefit Plan (the “Change-in-Control Plan”).

The Change-in-Control Plan uses the following definitions:

“Cause” means in the case of any participant, any or any combination of the following: (i) commission by the participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the participant of his or her duties for the Company that is materially injurious to the Company.

“Change in Control” means an event where (a) any person (excluding Robert P. Stiller or members of his family and trusts for their benefit) become the beneficial owner, directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis provided, that if a person becomes the “beneficial owner” of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis, no Change in Control shall be deemed to have occurred by reason thereof under this paragraph (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the incumbent directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such person; (b) there is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination, (i) the persons who were the beneficial owners of the equity securities of the Company entitled to vote for members of the Board beneficially own, directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no person (excluding any entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were incumbent directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (c) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

Any of the following constitute “Good Reason”: (a) any action by the Company which results in a material diminution in participant’s position, authority, duties or responsibilities immediately prior to the Change in Control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not, in and of itself, constitute Good Reason hereunder; (b) any material reduction in the participant’s rate of annual base salary; (c) any material reduction in the retirement and welfare benefits made available to the participant or any materially adverse change in the terms on which those benefits are made available; or (d) any requirement by the Company that the participant be based at any office or location that is more than 50 miles distant from the participant’s base office or work location immediately prior to the Change in Control.

The Change in Control Plan provides that if a Change of Control occurs and a covered employee’s employment is terminated by the Company without Cause or by the covered employee for Good Reason in the twelve months immediately following, or in the three months immediately prior to, the Change in Control, the covered employee will be entitled to the following payments and benefits:

•

A lump sum payment equal to 12 months of the covered employee’s base salary then in effect and the greater of (i) the average of the annual incentive bonuses paid in cash to the covered employee by the Company in the three most recent fiscal years ended prior to the date of the covered employee’s termination or the date of the Change in Control, if greater or (ii) the covered employee’s target annual incentive bonus for the fiscal year in which the Change in Control occurs.

•	A lump sum payment equal to the pro-rata share of the covered employee’s target bonus for the year in which the termination occurs.

•	Full vesting of any stock options or other stock-based award held by the covered employee prior to the Change in Control.

•	Continued health and dental benefits coverage for 12 months following the Change in Control.

If any of these payments or benefits would be subject to the federal excise tax for “excess parachute payments” described in Section 4999 of the Internal Revenue Code, the lump sum cash payments payable to a covered employee will be reduced if such reduction maximizes the covered employee’s total after-tax payments.

No covered employee is eligible to receive benefits payable under the Change in Control Plan if he or she is a party to an employment agreement, severance agreement, change in control agreement or similar agreement with the Company or any of its subsidiaries that provides for payments or benefits in connection with a change of control of the Company unless the covered employee waives his or her rights under such agreement.

Ms. Stacy and Messrs. Malovany and McCreary are also party to employment offer letters, which provide that in the event that Ms. Stacy’s, Mr. Malovany’s or Mr. McCreary’s employment is terminated by the Company for any reason other than willful misconduct or fraud, the Company is required to pay severance to such officer equal to one year’s salary then in effect, payable over twelve-months.

	Cash Severance Payments(1)	Acceleration of Stock Options	Health and Welfare	Outplacement Services	Total Termination Payments
Howard Malovany
• Termination by the Company for any reason other than willful misconduct or fraud	320,000	—	—	—	320,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	614,400	3,253,430	11,637	—	3,879,467
Scott McCreary
• Termination by the Company for any reason other than willful misconduct or fraud	325,000	—	—	—	325,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	653,900	2,869,585	16,251	—	3,539,735
Michelle Stacy
• Termination for reason other than cause or good reason	511,700	—	2,002	10,000	523,702
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	619,080	4,161,227	2,002	—	4,782,309

(1)	For purposes of this table, the cash severance payments to Ms. Stacy were reduced by $85,120, in order to maximize her total after-tax payments in accordance with the terms of the Change-in-Control Plan described above. In determining whether and, where applicable, the extent to which payments would be subject to the federal excise tax for “excess parachute payments”, we assumed that option awards made to each named executive officer within the twelve months preceding September 24, 2010 should not be treated as having been made in connection with the change in control.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of January 10, 2011 for (1) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock, (2) each of the Company’s directors and nominees, (3) each named executive officer and (4) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Stock Options Exercisable within 60 days of 1/10/11	Percent Ownership of Common Stock Outstanding
Lawrence J. Blanford(1)	61,085	789,725	less than 1%

Barbara D. Carlini(2)	—	301,835	less than 1%

Douglas Daft(3)	—	3,173	less than 1%

William D. Davis(4)	948,288	126,445	less than 1%

Jules A. del Vecchio	265,721	174,675	less than 1%

Michael Mardy	4,500	53,175	less than 1%

Hinda Miller(5)	88,452	197,982	less than 1%

David E. Moran	8,883	154,425	less than 1%

Robert P. Stiller(6)	16,953,110	804,513	12.1%

Howard Malovany	6,991	82,950	less than 1%

R. Scott McCreary(7)	107,488	631,277	less than 1%

Frances G. Rathke(8)	52,693	806,400	less than 1%

Michelle Stacy	1,994	46,300	less than 1%

Wellington Management Company(9) 75 State Street Boston, MA 02109	16,180,420	—	11.4%

FMR LLC(10) 82 Devonshire Street Boston, MA 02109	11,008,993	—	7.8%

Stephen P. Magowan(11) Steiker, Fischer, Edwards & Greenaple 156 College Street., 3rd Floor Burlington, VT 05401	8,312,454	—	5.9%

Luigi Lavazza S. p.A.(12) Corso Novara, 59 10154 Torino Italy	8,566,649	—	6.1%

All directors and executive officers as a group (14 persons)(13)	18,580,638	—	15.9%

(1)	Includes 222 shares of common stock which have been allocated to an account established for Mr. Blanford pursuant to the Company’s employee stock ownership plan (ESOP”) and over which he exercises sole voting power.

(2)	Includes 25,909 phantom stock units earned under the 2002 deferred compensation plan.

(3)	Includes 1,973 phantom stock units earned under the 2002 deferred compensation plan.

(4)	Includes 32,770 phantom stock units earned under the 2002 deferred compensation plan. Also includes 42,201 shares held by Mr. Davis’ spouse.

(5)	Includes 23,307 phantom stock units earned under the 2002 deferred compensation plan.

(6)	Includes an aggregate of 1,591,245 shares of common stock held in Trusts for the benefit of Mr. Stiller’s relatives, over which he has no power to vote; 13,504,837 shares that are held in margin accounts or pledged as collateral to various financial institutions as security for one or more loans; 1,849,559 shares over which he has sole investment and voting power; and 7,469 shares from the Company’s Employee Stock Ownership Plan and over which Mr. Stiller has the sole power to vote.

(7)	Includes 844 shares of common stock which have been allocated to an account established for Mr. McCreary pursuant to the ESOP and over which he exercises sole voting power.

(8)	Includes 1,432 shares of common stock which have been allocated to an account established for Ms. Rathke pursuant to the ESOP and over which she exercises sole voting power.

(9)	This information is based solely upon a review of the Schedule 13G reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of October 31, 2010. The Company assumes no responsibility with respect to such information.

(10)	This information is based solely upon a review of the Schedule 13F reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of September 30, 2010, as adjusted to reflect the three-for-one stock-split that was effected on May 17, 2010 by a stock dividend of two additional shares for every one issued share. The Company assumes no responsibility with respect to such information.

(11)	Includes an aggregate of 8,308,854 shares held in three irrevocable trusts, each for the benefit of children of Robert P. Stiller of which Mr. Magowan is trustee. This information is based solely upon a review of the Schedule 13G reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of March 12, 2010, as adjusted to reflect the three-for-one stock-split that was effected on May 17, 2010 by a stock dividend of two additional shares for every one issued share. The Company assumes no responsibility with respect to such information.

(12)	This information is based solely upon a review of the Schedule 13D reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of September 28, 2010. The Company assumes no responsibility with respect to such information.

(13)	Includes an aggregate of 26,084 phantom stock units earned under the 2002 deferred compensation plan. Also includes 7,242 shares of common stock which have been allocated to accounts established for officers of the Company pursuant to the ESOP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and the NASDAQ. SEC rules require reporting persons to supply the Company with copies of these reports. Based solely on its review of the copies of such reports received and written representations from reporting persons, the Company believes that with respect to fiscal 2010 all reporting persons timely filed the required reports.

CODE OF ETHICS

The Company has adopted the Green Mountain Coffee Roasters Code of Ethics which is applicable to all directors, officers and employees of the Company. In addition, the Company has also adopted the Green Mountain Coffee Roasters Finance Code of Professional Conduct which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and all other employees engaged in the finance organization at the Company. Collectively and individually each of these codes constitutes a “code of ethics” within the meaning of Item 406 of Regulation S-K promulgated under the Exchange Act. The current version of each of these codes is posted on the Company’s website. The Company intends to make all required disclosures concerning amendments to, or waivers from, these codes on the governance page of the Company’s website, www.GMCR.com.

The Internet address for our website is http://www.GMCR.com and the code of ethics may be found as follows:

1.	From the Company’s home page, first click on “Investor Relations.”

2.	Next scroll down to “Code of Ethics” listed on the left side menu and click on the desired selection.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing, approving or ratifying all material transactions between us and any related person. Related persons can include any of our directors or executive officers, certain of our shareholders, and any of their immediate family members. This obligation is set forth in our Audit Committee Charter. Although we do not have a formal written policy with respect to our Audit Committee’s policies and procedures for reviewing related party transactions, in evaluating such transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the board and as individual directors. In any transaction involving a related party, our audit committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact such transaction would have on the director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our audit committee then makes a determination as to whether the proposed terms of the transaction are in the best interests of the Company and otherwise consistent with arm’s length dealings with unrelated third-parties.

The Company uses travel services provided by Heritage Flight, a charter air services company owned by Mr. Robert P. Stiller, the Company’s current Chairman of the Board. During fiscal years 2010, 2009, and 2008, the Company was billed a total of $0.4 million, $0.2 million, and, $0.3 million, respectively, by Heritage Flight for travel services provided to various employees of the Company. The use of Heritage Flight services was reviewed and approved by the Audit Committee in accordance with our policy set forth above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal year 2010. Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2010 and 2009 were as follows:

	2009	2010
Audit Fees	$1,290,000	$2,572,494	(1)
Audit-Related Fees	—	350,927	(2)
Tax Fees	—	$626,223	(3)
All Other Fees	$30, 725	$—

(1)	Includes certain work related to the acquisition by the Company of Timothy’s Coffee of the World, Inc. and Diedrich Coffee, Inc. as well as audit work performed in conjunction with the restatement of the Company’s financial statements.
(2)	Includes fees with respect to due diligence work in conjunction with the Timothy’s Coffee of the World, Inc. and Diedrich Coffee, Inc. acquisitions.
(3)	Includes tax work related primarily to the acquisition of Van Houtte Holding Company Inc.

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence and determined, in each case, that at all times, PricewaterhouseCoopers remained independent.

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Audit Committee or, if necessary between Committee meetings, by the Audit Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $50,000 in each case may be approved by the Chair of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting.

PROPOSAL IV—

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for its 2011 fiscal year. The Audit Committee and the Board seek to have the shareholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. We expect representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011

FINANCIAL AND OTHER INFORMATION

The Company has made available to you its 2010 Annual Report to its shareholders which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The 2010 Annual Report contains the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2010. The Company’s Form 10-K for the year ended September 25, 2010 can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov. The documents are also available without charge by requesting them in writing from Green Mountain Coffee Roasters, Inc., at 33 Coffee Lane, Waterbury VT 05676, or by telephone at (802)  244-5621.

PROPOSALS OF SHAREHOLDERS

Proposals to be included in the proxy statement. In order to be included in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Shareholders, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company c/o Howard Malovany at 33 Coffee Lane, Waterbury, VT, 05676 by September 25, 2011 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement). Under our amended and restated by-laws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. Pursuant to our by-laws, if you wish to bring business before the 2012 Annual Meeting, you must give written notice thereof which must be received by the Secretary of the Company c/o Howard Malovany at 33 Coffee Lane, Waterbury, VT, not less than 60 days, nor more than 90 days prior to such meeting or no earlier than December 9, 2011 and no later than January 8, 2012, assuming our 2012 Annual Meeting will be held on March 8, 2012. Proposals that do not comply with these notice provisions will not be considered at the 2012 Annual Meeting.

In the event that notice of the date of our 2012 Annual Meeting is provided to shareholders less than 70 days beforehand, and without prior public disclosure, your request must be received no later than the close of business on the tenth day following the date on which such notice was mailed or public disclosure was made, whichever occurs first.

DIRECTIONS TO THE ANNUAL MEETING

HILTON BURLINGTON

60 BATTERY STREET

BURLINGTON, VERMONT 05401

From I-89 take Exit 14W to Williston Road/Route 2A. Head West, and this road becomes Main Street. Continue past the University of Vermont and follow Main Street to the bottom of the hill. Turn right onto Battery Street. Hotel is 1.5 blocks on right. Pull into Hotel parking garage.

A-1

Green Mountain Coffee Roasters, Inc.

VOTE BY INTERNET QUICK « « « EASY « « « IMMEDIATE

As a shareholder of Green Mountain Coffee Roasters, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on March 9, 2011.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by Mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	☒
The Board of Directors recommends a vote “For” Proposals I, II and IV, and a frequency of “3 years” for proposal III.

Proposal I -	To elect three Class III directors for a three-year term to expire 2014.

Nominees: Class III Directors:

01) Lawrence J. Blanford, 02) Michael J. Mardy and 03) David E. Moran.

☐	FOR all nominees	☐	WITHHELD from all nominees

☐	FOR, except vote withheld from the following nominees:

Proposal II -	Approval on an advisory basis on executive compensation as disclosed in the proxy statement.
☐ FOR ☐ AGAINST ☐ ABSTAIN
Proposal III -	An advisory vote on the frequency of holding an advisory vote on executive compensation.
☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN
Proposal IV -	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accountants for our 2011 fiscal year

☐ FOR ☐ AGAINST ☐ ABSTAIN

To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on this card. If it is inaccurate please include your correct address below.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held March 10, 2011. The Proxy

Statement and our 2010 Annual Report to Shareholders are available at:

http://www.cstproxy.com/greenmountaincoffee/2011

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

GREEN MOUNTAIN COFFEE ROASTERS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 10, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints Lawrence J. Blanford, Frances G. Rathke, Howard Malovany and Michael Mardy, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Green Mountain Coffee Roasters, Inc. (the “Company”) in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Hilton Burlington, 60 Battery Street, Burlington, Vermont 05401, on Thursday, March 10, 2011, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” UNDER PROPOSALS I, II AND IV, “3 YEARS” UNDER PROPOSAL III. IF THIS PROXY IS NOT MARKED TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE IT WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL I. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)